SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          Ctrip.com International, Ltd.
     -----------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares

    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22943F100
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2009
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 17 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22943F100                 13G/A              Page 2 of 17 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES
--------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY
--------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING
--------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
--------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 -0-
--------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
--------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                       0%
--------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        PN
--------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A              Page 3 of 17 Pages

--------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Balsam, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
--------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES
--------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
--------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING
--------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
--------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      -0-
--------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
--------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
--------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
--------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A              Page 4 of 17 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sequoia, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING
------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      -0-
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A              Page 5 of 17 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Dragon Pine, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      -0-
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A              Page 6 of 17 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Associates LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      -0-
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A              Page 7 of 17 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Members LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      -0-
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A              Page 8 of 17 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Capital LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      -0-
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IA
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A              Page 9 of 17 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Stephen F. Mandel, Jr.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      -0-
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G/A             Page 10 of 17 Pages

Item 1(a).     Name of Issuer:

            Ctrip.com International, Ltd. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:
                   99 Fu Quan Road
                   Shanghai 200335, People's Republic of China

Item 2(a).     Name of Person Filing:

     This statement is filed by:

               (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone
                   Spruce"), with respect to the American depositary shares (defined in Item 4A(a) below) directly owned by it;
              (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone
                   Balsam"), with respect to the American depositary shares directly owned by it;
             (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone
                   Sequoia"), with respect to the American depositary shares directly owned by it;
              (iv) Lone Dragon Pine, L.P., a Delaware limited partnership
                   ("Lone Dragon Pine"), with respect to the American depositary shares directly owned by it;
               (v) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine Associates"), with respect to the American depositary shares directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
              (vi) Lone Pine Members LLC, a Delaware limited liability
                   company ("Lone Pine Members"), with respect to the American depositary shares directly owned by Lone Dragon Pine;
             (vii) Lone Pine Capital LLC, a Delaware limited liability
                   company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd.("Lone
                   Cypress"), Lone Kauri, Ltd.("Lone Kauri") and Lone Himalayan Pine Master Fund, Ltd.("Lone Himalayan Pine Master Fund"), each a Cayman Islands exempted company, with respect to the American depositary shares directly owned by each of Lone Cypress, Lone Kauri and Lone Himalayan Pine Master Fund; and
            (viii) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the American depositary shares directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Dragon Pine, Lone Cypress, Lone Kauri and Lone Himalayan Pine Master Fund.


               The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 22943F100                 13G/A             Page 11 of 17 Pages

         disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None,
Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia and Lone Dragon Pine are limited partnerships organized under the laws of the State of Delaware. Lone Pine Associates, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

      Ordinary Shares (the "Ordinary Shares")

Item 2(e).  CUSIP Number:

    22943F100

CUSIP No. 22943F100                 13G/A             Page 12 of 17 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the
                     Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of
                     the Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in
                     accordance with Rule 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in
                     accordance with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of
                     the Federal Deposit Insurance Act,

          (i)  [ ]   Church Plan that is excluded from the definition of
                     an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

A. Lone Spruce, L.P.
             (a) Amount beneficially owned: -0- The amounts used herein are Ordinary Shares beneficially owned based on direct ownership of American depositary shares of the Issuer ("American depositary shares"). Each American depositary share represents one-quarter of an Ordinary Share.
             (b) Percent of class: 0.0%
             (c) (i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     -0-

CUSIP No. 22943F100                 13G/A             Page 13 of 17 Pages

         B.  Lone Balsam, L.P.
                  (a) Amount beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         C.  Lone Sequoia, L.P.
                  (a) Amount beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         D.  Lone Dragon Pine, L.P.
                  (a) Amount beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         E.  Lone Pine Associates LLC
                  (a) Amount beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

CUSIP No. 22943F100                 13G/A             Page 14 of 17 Pages

         F.  Lone Pine Members LLC
                  (a) Amount beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         G.  Lone Pine Capital LLC
                  (a) Amount beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         H.  Stephen F. Mandel, Jr.
                  (a) Amount beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c)(i)   Sole power to vote or direct the vote: -0-
                     (ii)  Shared power to vote or direct the vote: -0-
                     (iii) Sole power to dispose or direct the disposition: -0-
                     (iv)  Shared power to dispose or direct the disposition:
                           -0-

Item 5.     Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

CUSIP No. 22943F100                 13G/A             Page 15 of 17 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 22943F100                 13G/A             Page 16 of 17 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 16, 2010

                               By:  -----------------------------------------
                                    Stephen F. Mandel, Jr., individually and
                                    (a) as Managing Member of Lone Pine
                                    Associates LLC, for itself and as the
                                    general partner of (i) Lone Spruce, L.P.,
                                    (ii) Lone Balsam, L.P. and (iii) Lone
                                    Sequoia, L.P.;
                                    (b) as Managing Member of Lone Pine
                                    Members LLC, for itself and as the general
                                    partner of Lone Dragon Pine, L.P.; and
                                    (c) as Managing Member of Lone Pine
                                    Capital LLC

CUSIP No. 22943F100                 13G/A             Page 17 of 17 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 16, 2010

                               By:  -----------------------------------------
                                    Stephen F. Mandel, Jr., individually and
                                    (a) as Managing Member of Lone Pine
                                    Associates LLC, for itself and as the
                                    general partner of (i) Lone Spruce, L.P.,
                                    (ii) Lone Balsam, L.P. and (iii) Lone
                                    Sequoia, L.P.;
                                    (b) as Managing Member of Lone Pine
                                    Members LLC, for itself and as the general
                                    partner of Lone Dragon Pine, L.P.; and
                                    (c) as Managing Member of Lone Pine
                                    Capital LLC